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                       STATE STREET BANK AND TRUST COMPANY
                INVESTMENT FUNDS FOR TAX EXEMPT RETIREMENT PLANS

                         AMENDMENT AND FUND DECLARATION

                     LIFECYCLE E FUND GROUP TRUST - MODERATE


Pursuant to Articles III and VII of the Second Amended and Restated Declaration of Trust for the State Street Bank and Trust Company Investment Funds for Tax Exempt Retirement Plans, dated March 13, 1997 (the "Declaration of Trust"), State Street Bank and Trust Company (the "Trustee"), by its execution of this Amendment and Fund Declaration, hereby amends and restates the Lifecycle Fund Group Trust - Moderate (the "Fund"). The Trustee agrees that it will hold, administer and deal with all money and property received by it as Trustee of the Fund in accordance with the terms of the Declaration of Trust, subject to the additional terms and conditions set forth in this Amendment and Fund Declaration.



1.   NAME OF THE FUND:

     Lifecycle Fund Grow Trust - Moderate

2.   EFFECTIVE DATE OF THE AMENDMENT AND FUND DECLARATION:

     June 30, 2003

3.   INVESTMENT OBJECTIVE OF THE FUND:

     The investment objective of the Fund is to seek to provide growth of capital and a reasonable level of current income, while providing participants the ability to purchase and redeem units on an "as of" basis.

4.   PERMITTED CLASSES OF ASSETS AND INVESTMENT STRATEGY OF THE FUND:

     In order to achieve a stated investment objective, the Fund intends to hold units in the following commingled funds (the "Commingled Funds") managed by State Street Bank and Trust Company, and will maintain, to the extent practicable, target percentage weightings indicated below:

        Fund                                                   Target Weighting
        ----                                                   ----------------
        S&P 500 Flagship Fund                                         35%
        Russell 2000 Index Securities Lending Fund                    10%
        Daily EAFE Securities Lending Fund                            15%
        Government/Corporate Bond Fund                                30%
        Short Term Investment Fund                                    10%

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     The Fund may invest excess cash in short-term securities and instruments including, but not limited to the Short Term Investment Fund ("STIF") or other short-term cash funds maintained by the Trustee, as well as shares of the SSgA Money Market Fund and the SSgA Yield Plus Fund (the "Mutual Funds"), short-term registered mutual funds for which an affiliate of the Trustee acts as investment advisor.

5.   OPERATION OF THE FUND:

     The Trustee intends to operate the Fund as a "qualifying entity" pursuant to Regulation 4.5 (17 CFR ss.4.5) of the Commodity Futures Trading Commission ("CFTC"). Therefore, the Fund will limit its positions in commodity futures or options contracts which do not come within the meaning and intent of Regulation 1.3(z)(1) (17 CFR ss.1.3 (z)(1)) of the CFTC to positions for which the aggregate initial margin and premiums will not exceed five percent (5%) of the net asset value of the Fund.

     Each business day shall be a Valuation Date (as defined in the Declaration of Trust).

     With respect to units of a Commingled Fund held by the Fund, in the event any Valuation Date of the Fund is a day on which any such Commingled Fund is not valued, such units shall be valued as of that Commingled Fund's last preceding Valuation Date.

     The Trustee may lend securities held directly by the Fund or indirectly by the underlying Commingled Funds in accordance with Prohibited Transaction Class Exemption 81-6 and Prohibited Transaction Class Exemption 82-63.

6.   ELIGIBILITY FOR PARTICIPATION:

     Section 2.1(c) of the Declaration of Trust is amended in full to read as follows:

     "The investor is a segregated asset account maintained by a life insurance company (1) consisting exclusively of assets of investors described in subsections (a) and/or (b) of this Section 2.1, provided that the assets in such segregated asset account are treated for federal income tax purposes as being owned by the beneficiaries of the segregated asset account, and
     (2) with respect to which the Trust Company is acting as custodian, agent for the insurance company or investment manager."

7.   FEES AND EXPENSES:

     With respect to the Fund assets invested in the Mutual Funds, the Fund will indirectly incur management fees and other charges which currently do not exceed fifty-three (53) basis points. The Trustee will waive the allocable portion of each


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     participant's management fee for the Fund that is attributable to such investment of cash in any Mutual Fund.

     The Fund will be charged an investment management fee and an administration fee as set forth on the attached schedule. The Fund will also be charged an annual audit fee, and such other fees as are permitted by the Declaration of Trust.

     No less than fifty percent (50%) of the securities lending revenue will accrue to the benefit of the participants in the Commingled Funds. As compensation for these securities lending services conducted on behalf of the Commingled Funds, the Trustee will generally receive a fee of no more than 50% of the income generated by such securities lending activities. Specifies of the securities lending revenue split will be set forth in a separate agreement between the Trustee and the individual participant.

     As a result of the Fund's participation in the Commingled Funds, securities lending revenue allocable to the Fund will accrue to the benefit of the Fund's participants, and will be incorporated into the net asset value of the Fund.

     In addition, the collateral received in exchange for the loaned securities may be invested in one or more short-term cash funds maintained by the Trustee ("Cash Collateral Funds") for which the Trustee charges investment management and custody fees which in no event will exceed seven (7) basis points of the net asset value of such funds. The choice of Cash Collateral Funds shall be the sole responsibility of the Trustee in meeting the objectives of the securities lending program. Any portion of such fees attributable to the securities lending cash collateral invested in such Cash Collateral Funds shall constitute additional compensation to the Trustee for its securities lending services.

     STATE STREET BANK AND TRUST COMPANY

     By:  /s/ Timothy Connolly
          -----------------------------
     Name:  Timothy Connolly
     Title: Sr. Principal

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                        SCHEDULE OF INVESTMENT MANAGEMENT
                           AND ADMINISTRATION CHARGES



The Fund will accrue, on a daily basis, an investment management fee that will not exceed seventeen (17) basis points of the net asset value of the Fund.

For any assets invested in a Commingled Fund for which a management fee is charged, the Trustee will waive an allocable portion of the investment management fee charged by the Fund.

The Trustee will also charge the Fund an annual administration fee and for equal to $12,000.